Exhibit 99.2
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ZAPWORLD.COM

GUARANTEE

ZAP and SHANDONG JINDALU VEHICLE CO., LTD: we acknowledge that XEBRA electric cars and electric pick-up are produced with both sides financial and material endeavors in the passing year. ZAP so much appreciates Jindalu’s support. ZAP again promises seriously that Jindalu is the exclusive manufacturer within China for three wheel electric vehicles. Based on the guarantee from Jindalu that its electric vehicles or gas 3 wheelers are not distributed or retailed within North America through any client or partner in China for three wheel vehicles owned by ZAP or Jindalu. The guarantee is associated with the exclusive distribution agreement between ZAP and Jindalu and lasts for 10 years.

/s/ Gary, Starr
Chairman

501 Fourth Street, Santa Rosa, CA 95401
707-525-8658 tel          707-525-8692 fax